                  [PULASKI FINANCIAL CORP. LOGO APPEARS HERE]


FOR APPROVAL ONLY

                    PULASKI FINANCIAL REPORTS FOURTH QUARTER
                        NET INCOME UP 34% TO $2.1 MILLION

     o NON-INTEREST INCOME RISES 42% OVER PRIOR YEAR QUARTER TO $3.3 MILLION AND 22% TO $10.9 MILLION OVER PRIOR YEAR
     o DILUTED EARNINGS PER SHARE INCREASES 33% OVER PRIOR YEAR QUARTER TO $0.24 AND 34% TO $0.90 OVER PRIOR YEAR
     o  RETAINED LOAN PORTFOLIO GROWS 5% IN THE QUARTER AND 24% YTD
     o NET INTEREST INCOME EXPANDS 18% TO $5.7 MILLION OVER PRIOR YEAR QUARTER AND 35% TO $21.6 MILLION OVER PRIOR YEAR


ST. LOUIS, OCTOBER 25, 2005--Pulaski Financial Corp. (Nasdaq: PULB) today reported that net earnings for the fourth quarter ended September 30, 2005 increased 34% to $2.1 million, or $0.24 per diluted share, from net earnings of $1.6 million, or $0.18 per diluted share, in the same quarter a year ago. Net earnings for the year ended September 30, 2005 increased 36% to $8.0 million, or $0.90 per diluted share, compared to earnings of $5.9 million, or $0.67 per diluted share, for the fiscal year ended September 30, 2004. Results and share figures have been adjusted to account for a three-for-two stock split that occurred in July 2005.

COMMERCIAL LOAN DEMAND REMAINS STRONG

"Commercial loan growth remained strong in both the fourth quarter and the year." William A. Donius, Chairman and Chief Executive Officer commented. "Our retained loan portfolio continues to expand; increasing 5% during the fourth quarter and 24% for the year. Retained loans stood at $633.2 million at September 30, 2005, compared with $510.6 million at September 30, 2004. Our commercial loan portfolio grew by more than 14% to $179.3 million during the quarter due primarily to growth in commercial real estate loans, while home equity loan balances increased $4.4 million to $195.6 million and residential loans increased $3.9 million to $266.5 million during the quarter ended September 30, 2005," Donius added.

"Net interest income grew 18% to $5.7 million in the fourth quarter compared with the same period in 2004 and 34.5% for the year to $21.6 million. Interest rate risk remains low as assets and liabilities remain well matched," Donius commented. "Our net interest margin declined 17 basis points to 3.08% in the fourth quarter from its level in the prior quarter. The decline stems primarily from the continued narrowing spread on loans held for sale combined with a $68,000 loss of accrued interest on the sale of a non-performing commercial loan and a $57,000 reduction in dividends from the Federal Home Loan Bank of Des Moines. The Company's net interest margin was negatively impacted 14 basis points by the continuing narrowing spread on loans held for sale over their funding source, one-week FHLB advances. As a percentage of the Company's net interest bearing assets, loans held for sale increased from 7.7% of the portfolio at June 30, 2005 to 10.1% of the portfolio at September 30, 2005. At the same time, the net interest spread on the portfolio declined from 2.8% to 1.7% due to the flattened yield curve.

"We recognize volatility of spread on the warehouse portfolio is a part of our business and don't intend to manage it any differently. We have previously seen spreads on this portfolio over 4%. Our expectation is that the yield curve will change. When it does, we expect to benefit from the change," Donius said. The Company's assets and liabilities remain well matched with 67% of liabilities and 65% of assets set to reprice during the next year.

Deposits increased $19.5 million during the quarter and $113.1 million for the year to $519.9 million as of September 30, 2005, including $25.4 million currently held for sale. Demand deposit accounts, including money market and passbooks increased $15.4 million during the year. The Company's non-interest bearing checking account balances have increased 85% to $30.0 million due primarily to the growth in commercial relationships. On October 11, 2005, the Company announced that Pulaski Bank and UMB Bank, NA had entered into a purchase agreement under which Pulaski Bank will sell its Kansas City, Missouri branch office to UMB Bank. This bank branch had $25.4 million in deposits and $1.0 million in assets held for sale at September 30, 2005.

Commercial transaction accounts increased $15.9 million during the year to $35.4 million. "The commercial division has done a great job developing full banking relationships, including delivering on commercial deposit accounts," Donius said.

Total assets rose $149.8 million to $787.7 million for the year. Net loans at year-end totaled $697.5 million at September 30, 2005 compared with $559.7 million at September 30, 2004. Stockholders' equity rose to $48.7 million from $41.0 million at the end of the previous year due primarily to earnings.

"We anticipate less pressure on our net interest margin in coming months as we have increased our intermediate fixed rate liability position. Our long term success in maintaining a strong net interest margin should be supported by our continued emphasis on sales of core deposits," Donius noted.

EXPANDED MORTGAGE BANKING DELIVERS STRONG NON-INTEREST INCOME GROWTH

Non-interest income rose 42% to $3.3 million for the three months ended September 30, 2005, up from $2.3 million for the same period a year ago. "In the last six months, the mortgage division, with operations in St. Louis and Kansas City, has expanded the commissioned residential lending staff by 25%, making it more efficient and profitable." William A. Donius, chairman, president and chief executive officer, commented.

Mortgage revenue expanded 50% to $1.8 million for the quarter and 20% for the year to $5.7 million. The Company sold $373.6 million in loans during the fourth quarter compared with $224.9 million in the fourth quarter a year ago. For fiscal 2005, the Company originated $1.2 billion in mortgage loans while selling $1.1 billion.

"For the third year in a row, the mortgage division has originated more than $1 billion in loans, which places us as one of the top lenders in both Kansas City and St. Louis, according to RMS Information Systems, which monitors recorded deeds of trusts in metropolitan communities. We are especially encouraged by growth in the additional lines of business stemming from our lending activities such as the title company and our new mortgage joint venture, 1st KC Home Lending. The title division contributed, after-tax, $70,000 for the fourth quarter and $187,000 for the year; the joint venture contributed $34,000 after-tax in its first full quarter of operations," Donius said.

Retail banking revenue was relatively unchanged from the prior year, but remained a strong source of non-interest income. The Company reported $650,000 of retail banking revenue for the fourth quarter and $2.5 million for the year. "Retail banking has always been a cornerstone of our organization. We are continuing our efforts to attract additional retail business and expand our relationships with existing customers. We believe there is an opportunity to continue to grow our retail banking revenue as we expand our bank locations. Retail deposits are also a significant source of funds with we can employ to fuel continued growth and we have in place programs to attract them," Donius noted.

OTHER OPERATING RESULTS

Non-performing assets were unchanged at $6.8 million at June 30, 2005 and September 30, 2005 despite the sale of the $1.7 million commercial credit downgraded to non-performing during the quarter ended June 30, 2005. The loan was sold at an amount approximating carrying value. Offsetting the sale of that loan, the Company experienced an increase of $1.1 million in residential non-performing loans, which totaled $4.9 million at September 30, 2005 and an increase in non-performing home equity loans. The increase in non-performing loans residential loans was due primarily to the growth in residential lending activity over the last couple of years. The Company believes the residential loans are well collateralized.

The provision for loan losses for the fourth quarter totaled $639,000 compared with $704,000 in the same period a year ago. The decrease in the provision for loan loss was due to slower growth in the loan portfolio, compared with the same quarter in 2004, offset by the increase in nonperforming loans. The additional provision brought the allowance for loan losses to $6.8 million at September 30, 2005. Nonperforming loans at year-end as a percent of total loans was 0.85% compared with 0.76% at the same point a year earlier.

Compensation expense increased $562,000 over the prior year to $2.5 million for the fourth quarter due to the addition of 21 new employees as well as higher benefits and salaries expense for the existing staff. The added staff consisted primarily of additions to the investment, title, commercial and residential mortgage divisions, which experienced significant growth. Accounting and audit staff additions relating to compliance with the Sarbanes Oxley Act ("SOX") also resulted in higher compensation expense. The Company experienced SOX-related expense in excess of $500,000 during fiscal 2005.

OUTLOOK

"Due to the strong growth trends, we see no reason to change our double digit earnings growth forecast as we enter fiscal 2006," said Donius. "The health of the region's economy is reflected in the growth we are experiencing in St. Louis and Kansas City, our primary markets. We are making every effort to capitalize on the opportunity this growth offers by adding to staff and where appropriate, adding new locations. However, we will continue to be prudent in our pursuit of growth and avoid assuming unreasonable risk. We will, for the foreseeable future remain focused on our goal of becoming a full-fledged community bank with retail banking and residential mortgage lending and commercial banking as our core businesses, but we will also continue to bolster our other units.

"Our confidence is further supported by the knowledge that we have in place staff that is dedicated to achieving our goals. It has been an integral part of our strategy to attract and retain talented persons and to provide them with the means to achieve their individual objectives and in doing so achieve the goals we have set for Pulaski. The competitive environment we are facing is changing rapidly but we are up to the challenge.

"The recently announced sale of our Kansas City retail banking location, has allowed us to focus on growing our operations in the St. Louis market. We are confident that redeploying assets in St. Louis will allow us to further enhance our position as a leading community bank in St. Louis. With a strong financial foundation and a dedicated staff, I believe we can become the community bank of choice in the St. Louis market and reach the $1 billion assets level while remaining one of the top performing small banks in the nation," Donius said.

CONFERENCE CALL TODAY

Pulaski Financial management will discuss fiscal 2005 and fourth quarter results and other developments today during a conference call beginning at 10 a.m. Central Standard Time. The call also will be simultaneously webcast and archived for three months at: http://www.viavid.net/detailpage.aspx?sid=00002A25.
                     --------------------------------------------------

Participants in the conference call may dial 877-407-4018 a few minutes before start time. The call also will be available for replay through November 8, 2005 at 877-660-6853, account number 3055 and conference I.D. 174201.

Pulaski Financial Corp., operating in its 83rd year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail-banking products through eight full-service branch offices. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for
            ----------------------
useful and comparative data.

STATEMENTS CONTAINED IN THIS NEWS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON THE BELIEFS AND EXPECTATIONS OF MANAGEMENT AS WELL AS THE ASSUMPTIONS MADE USING INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. SINCE THESE STATEMENTS REFLECT THE VIEWS OF MANAGEMENT CONCERNING FUTURE EVENTS, THESE STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THESE RISKS AND UNCERTAINTIES INCLUDE AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS AND OTHER FACTORS THAT MAY BE DESCRIBED IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED DECEMBER 31, MARCH 31 AND JUNE 30 AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH ARE AVAILABLE AT THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY
                               -----------
MADE. THEREFORE, ACTUAL FUTURE RESULTS MAY DIFFER SIGNIFICANTLY FROM RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.


                                     PULASKI FINANCIAL CORP.
                           UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA:                                            AT SEPT 30,       AT SEPT 30,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                        2005              2004
                                                                      --------------    --------------
Total assets                                                              $ 787,729         $ 637,886
Loans receivable, net                                                       633,195           510,584
Allowance for loan losses                                                     6,806             5,579
Loans held for sale, net                                                     64,335            49,152
Investment securities                                                        10,228            12,986
FHLB stock                                                                    8,462             7,538
Mortgage-backed & related securities                                          4,833             6,574
Cash and cash equivalents                                                    25,688            20,296
Deposits                                                                    494,484           406,799
Liabilities related to assets held for sale                                  25,375                 -
FHLB advances                                                               171,000           154,600
Subordinated debentures                                                      19,589             9,279
Stockholder's equity                                                         48,732            40,974
Book value per share                                                           5.77              4.98

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                                0.85%             0.76%
Nonperforming assets as a percent of total assets                              0.86%             0.84%
Allowance for loan losses as a percent of total loans                          0.97%             0.99%
Allowance for loan losses as a percent of nonperforming loans                113.51%           130.63%


                                                                        THREE MONTHS                         TWELVE MONTHS
SELECTED OPERATING DATA:                                                ENDED SEPT 30,                       ENDED SEPT 30,
(IN THOUSANDS EXCEPT  SHARE DATA)                                  2005              2004               2005              2004
                                                                 --------          --------          --------           --------
Interest income                                                $   11,045        $    7,254        $   37,792         $   23,832
Interest expense                                                    5,393             2,464            16,239              7,806
                                                               ----------        ----------        ----------         ----------
Net interest income                                                 5,652             4,790            21,553             16,026
Provision for loan losses                                             639               704             1,635              1,934
                                                               ----------        ----------        ----------         ----------

Net interest income after provision for loan losses                 5,013             4,086            19,918             14,092
Retail banking fees                                                   650               674             2,467              2,389
Mortgage revenues                                                   1,828             1,210             5,670              4,589
Revenue from title company operations                                 259               120               795                134
Revenue from investment division operations                           160                 -               668                  -
Insurance commissions                                                  41                84               207                334
Gain on sale of securities                                              -                 -                 -                736
Other                                                                 332               211             1,137                778
                                                               ----------        ----------        ----------         ----------
   Total non-interest income                                        3,270             2,299            10,944              8,960

Compensation expense                                                2,455             1,892             9,239              6,475
Other                                                               2,520             1,983             8,955              7,239
                                                               ----------        ----------        ----------         ----------
   Total non-interest expense                                       4,975             3,875            18,194             13,714
Income before income taxes                                          3,308             2,510            12,668              9,338
Income taxes                                                        1,214               947             4,704              3,486
                                                               ----------        ----------        ----------         ----------
Net income                                                     $    2,094        $    1,563        $    7,964         $    5,852
                                                               ==========        ==========        ==========         ==========

SHARE DATA
Weighted average shares outstanding-basic                       8,414,359         8,158,980         8,329,307          8,096,034
Weighted average shares outstanding-diluted                     8,888,655         8,691,923         8,828,224          8,695,004
EPS-basic                                                      $     0.25        $     0.19        $     0.96         $     0.72
EPS-diluted                                                    $     0.24        $     0.18        $     0.90         $     0.67
Dividends                                                      $     0.08        $     0.06        $     0.28         $     0.20

PERFORMANCE RATIOS:
Return on average assets                                             1.07%             1.05%             1.12%              1.18%
Return on average equity                                            17.07%            16.44%            17.43%             15.31%
Interest rate spread                                                 2.90%             3.36%             3.12%              3.37%
Net interest margin                                                  3.08%             3.44%             3.26%              3.47%